Exhibit 10.2

GUARANTEE AND SECURITY AGREEMENT

Dated as of

April 30, 2015

among

21ST CENTURY ONCOLOGY HOLDINGS, INC.,

21ST CENTURY ONCOLOGY, INC.,

THE SUBSIDIARIES OF
21ST CENTURY ONCOLOGY, INC.
parties hereto from time to time

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

i

SCHEDULES

Schedule A	Investment Property
Schedule B	Perfection Information
Schedule C	Jurisdictions of Organization and Chief Executive Offices
Schedule D	Intellectual Property
Schedule E	Commercial Tort Claims

ii

GUARANTEE AND SECURITY AGREEMENT

GUARANTEE AND SECURITY AGREEMENT, dated as of April 30, 2015, made by 21ST CENTURY ONCOLOGY HOLDINGS, INC. (“Holdings”), 21ST CENTURY ONCOLOGY, INC. (the “Borrower”) and certain subsidiaries of 21ST CENTURY ONCOLOGY, INC. who are or become signatories hereto, in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the Lenders and the Administrative Agent.

WITNESSETH

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit upon the terms and subject to the conditions set forth therein;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to make valuable transfers to one or more of the Grantors in connection with the operation of their businesses;

WHEREAS, the Grantors will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.         DEFINED TERMS.

1.1.         Definitions.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claim, Documents, Equipment, General Intangibles, Health-Care-Insurance Receivables, Instruments and Inventory.

The following terms shall have the following meanings:

“Agreement”:  this Guarantee and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower”:  as defined in the Recitals.

“Collateral”:  as defined in Section 3.

“Collateral Account”:  any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contracts”:  any contract or agreement between a Grantor and any Person, or an invoice sent by such Grantor, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable.

“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook, lockbox account or like account maintained with a depository institution.

“Excluded Property”: as defined in Section 3.

“Government Receivable”:  any Receivable that, consistent with the Borrower’s past accounting practice, is initially classified as a Medicare receivable, Medicaid receivable or CHAMPUS receivable.

“Government Receivable Accounts”:  as defined in Section 6.1(c).

“Grantors”:  Holdings, the Borrower and the Subsidiary Guarantors.

“Guarantors”:  Holdings and the Subsidiary Guarantors.

“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Cash Management Obligations to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, including interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or the like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for such interest, fees or other amounts is allowed in such proceeding.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges under any intellectual property, whether owned or licensed, and whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents and the Trademarks.

“Intercompany Note”:  any promissory note evidencing loans made by any Grantor to the Borrower, Holdings or any of its Restricted Subsidiaries.

“Investment Property”:  to the extent shares of Capital Stock are not Excluded Property, the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes, Pledged LLC Interests and all Pledged Stock.  Notwithstanding anything else herein to the contrary, the definition of “Investment Property” shall be limited (A) in the case of a Foreign Subsidiary or a first-tier Domestic Foreign Holding Company, to 65% of such Capital Stock in such Subsidiary, (B) in the case of any Subsidiary of a Foreign Subsidiary or a Domestic Foreign Holding Company, to 0% of such Capital Stock in such Subsidiary, (C) in the case of any Insurance Subsidiary, to 0% of such Capital Stock in such Insurance Subsidiary, (D) in the case of any Subsidiary that is a Joint Venture or a Non-Wholly-Owned Subsidiary, to the extent the granting of a security interest therein is prohibited by the terms of the organizational documents or any shareholder or similar agreement of such Joint Venture or Subsidiary, to 0% of such Capital Stock in such Subsidiary, (E) in the case of any Non-Profit Entity, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity, (F) in the case of any Immaterial Subsidiary, to 0% of such Capital Stock in such Immaterial Subsidiary and (G) in the case of any Subsidiary that is an Unrestricted Subsidiary, to 0% of such Capital Stock of such Unrestricted Subsidiary.

“Issuers”:  the collective reference to each issuer of any Investment Property.

“Loan Document Obligations”:  the “Secured Obligations” as defined in the Credit Agreement.

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”:  (i) in the case of the Borrower, the Loan Document Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged LLC Interests”:  to the extent such interests are not Excluded Property, in each case, whether now existing or hereafter acquired, all of each Grantor’s right, title and interest in and to:

(a)           the membership interests comprising Capital Stock of any Issuer that is a limited liability company, but not any of such Grantor’s obligations from time to time as a holder of interests in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, shall elect to become a holder of interests in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof);

(b)           any and all moneys due and to become due such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a holder of such membership interests comprising Capital Stock in any such Issuer or otherwise in respect of each such Grantor’s interest as a holder of such membership interests comprising Capital Stock of any such Issuer;

(c)           any other property of any such Issuer to which such Grantor now or in the future may be entitled in respect of its membership interests comprising Capital Stock in any such Issuer by way of distribution, return of capital or otherwise;

(d)           any other claim or right which such Grantor now has or may in the future acquire in respect of its membership interests comprising Capital Stock in any such Issuer;

(e)           all certificates of any nature whatsoever representing any of the foregoing that are granted by any such Issuer to such Grantor while this Agreement is in effect; and

(g)           to the extent not otherwise included, all Proceeds of any or all of the foregoing.

Notwithstanding anything else herein to the contrary, the definition of “Pledged LLC Interests” shall, with respect to any Foreign Subsidiary, Domestic Foreign Holding Company, Insurance Subsidiary, Non-Profit Entity or Immaterial Subsidiary, be limited (A) in the case of a Foreign Subsidiary or a first-tier Domestic Foreign Holding Company, to 65% of the Capital Stock in such Subsidiary, (B) in the case of any Subsidiary of a Foreign Subsidiary or a Domestic Foreign Holding Company, to 0% of the Capital Stock in such Subsidiary, (C) in the case of any Insurance Subsidiary, to 0% of the Capital Stock in such Insurance Subsidiary, (D) in the case of any Non-Profit Entity, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity and (E) in the case of any Immaterial Subsidiary, to 0% of the Capital Stock in such Immaterial Subsidiary.

“Pledged Notes”:  all promissory notes listed on Schedule A on the Closing Date, all Intercompany Notes at any time issued to any Grantor and all other promissory notes in excess of $2,500,000 issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”:  the collective reference to the Pledged LLC Interests, the Pledged Stock and the Pledged Notes, together with any Proceeds thereof.

“Pledged Stock”:  to the extent shares of Capital Stock are not Excluded Property, the shares of capital stock comprising Capital Stock listed on Schedule A on the Closing Date, together with any other shares of Capital Stock and related stock certificates (if any), options, interests or rights of any nature whatsoever in respect of the Capital Stock (other than Pledged LLC interests) of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, such security interest shall be limited (A) in the case of a Foreign Subsidiary or a first-tier Domestic Foreign Holding Company, to 65% of such Capital Stock in such Subsidiary, (B) in the case of any Subsidiary of a Foreign Subsidiary or a Domestic Foreign Holding Company, to 0% of such Capital Stock in such Subsidiary, (C) in the case of any Insurance Subsidiary, to 0% of such Capital Stock in such Insurance Subsidiary, (D) in the case of any

Subsidiary that is a Joint Venture or a Non-Wholly-Owned Subsidiary, to the extent the granting of a security interest therein is prohibited by the terms of the organizational documents or any shareholder or similar agreement of such Joint Venture or Subsidiary, to 0% of such Capital Stock in such Subsidiary, (E) in the case of any Non-Profit Entity, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity, (F) in the case of any Immaterial Subsidiary, to 0% of such Capital Stock in such Immaterial Subsidiary and (G) in the case of any Subsidiary that is an Unrestricted Subsidiary, to 0% of such Capital Stock of such Unrestricted Subsidiary.

“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Guarantor that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account and any HealthCare-Insurance Receivable).

“Retained Rights”:  with respect to any Government Receivable of a Grantor (except to the extent the obligor thereon may be required, pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable Medicare and Medicaid laws, rules and regulations to make payments directly to a Person other than any applicable Grantor as the provider of the services giving rise thereto), the rights of such applicable Grantor to collect and receive direct payment from the Governmental Authority obligated in respect of such Government Receivable and, as applicable, to enforce the claim giving rise thereto against any federal Government Authority to the extent the retention of such rights is required by Requirements of Law; provided, however, that even in the absence of such a court-ordered assignment, the “Retained Rights” shall not include the right of any applicable Grantor to retain the collections or other Proceeds on any Government Receivable once payment thereon has been made to any applicable Grantor as the provider of the services giving rise thereto.

“Secured Parties”:  the collective reference to (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Lender, (d) the Swingline Lender, (e) each counterparty to any Specified Swap Agreement, (f) each Lender or its Affiliate or any other Person to which any Cash Management Obligations are owed, and (g) the permitted successors and assigns of each of the foregoing.

“Securities Act”:  the Securities Act of 1933, as amended.

“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto and (ii) the right to obtain all renewals thereof.

1.2.         Other Definitional Provisions.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.   In addition, Section 1.2 of the Credit Agreement shall be applicable to this Agreement.

SECTION 2.         GUARANTEE.

2.1.         Guarantee.  Each Guarantor unconditionally guarantees, to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors and permitted assigns, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance by the applicable Loan Party when due of the Loan Document Obligations or Guarantor Obligations of such Loan Party (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).  Each of the Guarantors further agrees that the Loan Document Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Loan Document Obligation.  Each of the Guarantors waives (but only during the term of this Agreement) (except with respect to such rights as are prohibited from being waived by applicable law) presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Loan Document Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

2.2.         Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and, to the extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Loan Document Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.

2.3.         No Limitations.

(a)           Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.16, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment or performance) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Document Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the payment and performance of the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Document Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full of all the Loan Document Obligations (other than contingent indemnification obligations not then due) or cash collateralization of Letters of Credit as permitted pursuant to the terms of the Credit Agreement).  To the extent not prohibited under the Credit Agreement, each Guarantor expressly authorizes the Collateral Agent in accordance with the terms hereof and the Credit Agreement (i) to take and hold security for the payment and performance of the Obligations, (ii) to exchange, waive or release any or all such security (with or without consideration) or (iii) to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)           To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the defense of performance or payment in full of all the Loan Document Obligations.  To the extent not prohibited under the Credit Agreement, the Administrative Agent may, at its election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Loan Document Obligations have been paid in full.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or right of exercise of subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

2.4.         Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, to the extent at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

2.5.         Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Loan Document Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Loan Document Obligation.  Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of exercise of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.

2.6.         Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Document Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither  the Administrative Agent nor the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

2.7.         Savings.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.2) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

2.8.         Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 2 in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this Section 2, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.8 shall remain in full force and effect until a discharge of the Guarantor Obligations. Each Qualified ECP Guarantor intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.         GRANT OF SECURITY INTEREST.  Each Grantor hereby collaterally assigns, pledges and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)           all Accounts;

(b)           Letter of Credit rights;

(c)           all Chattel Paper;

(d)           all Contracts;

(e)           all Deposit Accounts;

(f)            all Documents;

(g)           all Equipment;

(h)           all General Intangibles;

(i)            all Instruments;

(j)            all Intellectual Property;

(k)           all Inventory;

(l)            all Investment Property;

(m)          all Receivables (including without limitation Government Receivables);

(n)           commercial tort claims as listed on Schedule E;

(o)           all books and records pertaining to the Collateral; and

(p)           to the extent not otherwise included, all Proceeds and products of any and all of the foregoing supporting obligations and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that in no event will “Collateral” be deemed to include any Retained Rights.

Notwithstanding the foregoing provisions of this Section 3, such grant of security interest shall not extend to, and the term “Collateral” shall exclude (a) (i) Contracts, lease, licenses, Chattel Paper, Intellectual Property and other General Intangibles, or assets subject thereto , if any, (but shall not include the Receivables, collections and Proceeds thereof) which are now or hereafter held by Grantor as licensee, lessee or otherwise, to the extent that (and only for so long as) such Contracts, Chattel Paper and other General Intangibles, or assets subject thereto, if any, are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law, including Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC, in respect of the grant of a security interest hereunder), without the consent of the licensor or lessor thereof, or other applicable party thereto, (ii) assets owned by any Grantor on the Closing Date or hereafter acquired and any proceeds thereof that are subject to a Lien securing a Capital Lease Obligation or a purchase money obligation permitted to be incurred pursuant to the Credit Agreement or any other Lien permitted by Section 7.3(g) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation or purchase money obligation) validly prohibits the creation of any other Lien on such assets and proceeds, (iii) any property and any person existing at the time such property or person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 7.3(m) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property, (iv) any intent-to-use Trademark application for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any other Intellectual Property to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any rights therein, (v) (A) any Capital Stock in any Unrestricted Subsidiary and proceeds of the Capital Stock of any Unrestricted Subsidiary and (B) (x) in the case of a Foreign Subsidiary or a first-tier Domestic Foreign Holding Company, Capital Stock in excess of 65% of such Subsidiary’s Capital Stock, (y) in the case of any Subsidiary of a Foreign Subsidiary, a Domestic Foreign Holding Company, an Immaterial Subsidiary or an Insurance Subsidiary, 100% of the Capital Stock in such Subsidiary and (z) in the case of any Non-Profit Entity, the amount of such entity’s Capital Stock that is prohibited or restricted from being pledged pursuant to the applicable law or regulations governing such entity (with no requirement to obtain the consent of any governmental authority or third party), (vi) any interest in a Joint Venture or a Subsidiary that is not a Wholly-Owned Subsidiary to the extent the granting of a security interest therein is prohibited by the terms of the organizational documents or any shareholder or similar agreement of such Joint Venture or Subsidiary, (vii) any motor vehicle or other assets subject to certificates of title, (viii) any fee-owned real property with a value less than $5,000,000 and any leasehold interests in real property (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ix) any assets if, as reasonably determined by the Borrower in writing, granting a security interest therein to the Administrative Agent for the benefit of the Secured Parties would result in adverse tax consequences to Holdings or any of its Restricted Subsidiaries, (x) any asset if, in the good faith determination of the Borrower (in consultation with the Administrative Agent), the burden, cost or consequences to Holdings or its Restricted Subsidiaries of creating or perfecting such security interests in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties, (xi) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than a filing of a Uniform Commercial Code financing statement), (xii) Commercial Tort Claims valued below $2,500,000 in the good faith determination of the Borrower; (xiii) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable Law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform

Commercial Code of any applicable jurisdiction or other applicable Law notwithstanding such prohibition and (xiv) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party, including without limitation, no requirement to comply with the Assignment of Claims Act or any similar statute) and (b) any non-U.S. assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required with respect to any assets) (each of the foregoing in clauses (a) and (b), collectively, the “Excluded Property”).

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue efforts or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Notwithstanding anything herein to the contrary, (i) in no event shall any Grantor be required to (w) perfect a security interest in (A) any foreign Intellectual Property or (B) in any goods covered by a certificate of title, (x) take any action intended to cause any property that constitutes Excluded Property to constitute Collateral, (y) take any action, other than the filing of UCC financing statements and other actions otherwise required to be taken hereunder, to perfect any Lien in any assets located outside of the United States, or (z) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third-party documents, or (E) foreign security documents, (ii) in no event shall the Collateral include or the security interest granted hereunder or under any other Security Document attach to any Excluded Property (the actions described in this paragraph, collectively, “Excluded Actions”), (iii) none of the covenants or representations and warranties herein or in any other Loan Document shall be deemed to apply to any property constituting Excluded Property and (iv) none of the covenants or representations and warranties herein or in any other Loan Document shall be deemed to apply to, or require the performance of any Excluded Actions.

SECTION 4.         REPRESENTATIONS AND WARRANTIES.  To induce the Administrative Agent and the Secured Parties to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.         Perfected First Priority Liens.  The security interests granted pursuant to this Agreement with respect to Collateral in which a security interest may be perfected by filing, recording or registering financing statements in a filing office in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in such jurisdictions (“U.S. Collateral”) (a) upon timely completion of the filings, recordings, and registrations specified on Schedule B and payment of all applicable filing fees in connection therewith will constitute valid perfected security interests in all such U.S. Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law) in accordance with the terms hereof under the applicable Uniform Commercial Code against all creditors of such Grantor and any Persons purporting to purchase such U.S. Collateral from such Grantor; provided, that additional filings may be required to perfect the Administrative Agent’s security interest in any Intellectual Property acquired after the Closing Date and (b) are prior to all other Liens on the U.S. Collateral in existence on the Closing Date except for Permitted Liens.

4.2.         Organizational Information.  On the Closing Date, such Grantor’s (i) chief executive office, (ii) exact legal name, (iii) jurisdiction of formation, organization or incorporation (as applicable) and (iv) organizational identification number (if any) is as specified on Schedule C.

4.3.         Investment Property.  The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor (other than Capital Stock in Non-Profit Entities, Foreign Subsidiaries, Domestic Foreign Holding Companies, Insurance Subsidiaries, Joint Ventures and Non-Wholly-Owned Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries not required to be pledged pursuant to the Loan Documents).  The Pledged LLC Interests pledged by the Grantors constitute all the issued and outstanding Capital Stock of each Issuer that is a limited liability company in which any Grantor has any right, title or interest (other than Capital Stock in Non-Profit Entities, Foreign Subsidiaries, Domestic Foreign Holding Companies, Insurance Subsidiaries, Joint Ventures and Non-Wholly-Owned Subsidiaries, Immaterial Subsidiaries and Unrestricted Subsidiaries not required to be pledged pursuant to the Loan Documents).  All the shares of the Pledged Stock and the Pledged LLC Interests have been duly and validly issued and in the case of the Pledged Stock are fully paid and nonassessable.  To the knowledge of such Grantor, each of the Pledged Notes constitutes the legally valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  Such Grantor is the record and beneficial owner of, and has good and legal title to, the Investment Property pledged by it hereunder, free of any and all Liens of, any other Person, except the Lien created by this Agreement and Permitted Liens.

4.4.         Intellectual Property.  Schedule D lists all U.S. federal registrations and applications for registration of Intellectual Property owned by such Grantor in its own name on the Closing Date. Except as set forth in Schedule D or as would not reasonably be expected to have a Material Adverse Effect, on the Closing Date, all material Intellectual Property owned by such Grantor is subsisting, unexpired and, to the knowledge of the Grantor, valid and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.  Except as set forth in Schedule D, on the Closing Date, none of the material Intellectual Property owned by such Grantor is the subject of any material exclusive licensing agreement pursuant to which such Grantor is the licensor.  No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that would reasonably be expected to have a Material Adverse Effect.  No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the Closing Date (i) seeking to limit, cancel or question the validity of any material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the value of any Intellectual Property owned by such Grantor.

SECTION 5.         COVENANTS.  Each Grantor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Agreement until the Secured Obligations (other than obligations under or in respect of Swap Agreements) (excluding contingent indemnity obligations not then due) shall have been paid in full, no Letter of Credit shall be outstanding (or shall have been cash collateralized or replaced in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated:

5.1.         Delivery of Instruments, Certificated Securities and Chattel Paper.  Each Instrument, Certificated Security or Chattel Paper constituting Collateral (other than checks delivered in the ordinary course of business which will promptly be deposited for collection) shall be promptly (and in any event within 60 days of the acquisition thereof) delivered by each Grantor to the Administrative Agent, duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided that no Grantor shall be obligated to deliver to the Administrative Agent any such Instrument, Certificated Securities (other than Pledged Securities issued by a Restricted Subsidiary of Holdings) or Chattel Paper held by such Grantor with a face amount less than $2,500,000.

5.2.         Maintenance of Insurance.  Each Grantor or an Affiliate on behalf of such Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Credit Agreement.

5.3.         Chief Executive Office, Name, etc.  Such Grantor will not, except upon written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein within 60 days (or such longer period as agreed to by the Administrative Agent) of the occurrence of any of (i), (ii) or (iii) below:

(i)       change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.2;

(ii)      change its legal name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading; or

(iii)     change its organizational identification number.

5.4.         Investment Property.

(a)           If such Grantor shall receive any stock certificate or a certificate evidencing membership interests or partnership interests (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer constituting Pledged Stock or Pledged LLC Interests, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock or the Pledged LLC Interests owned by such Grantor, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the obligations of such Grantor hereunder (subject to the limitation set forth in Section 6.9(c) of the Credit Agreement).  Except as a result of a transaction permitted under the Credit Agreement, any sums paid upon or in respect of such Investment Property upon the liquidation or dissolution of any Issuer shall be applied by the relevant Grantor as set forth in the Credit Agreement.

(b)           Without the prior written consent of the Administrative Agent, such Grantor will not (i) Dispose of the Investment Property or Proceeds thereof constituting Collateral (except pursuant to a transaction permitted by the Credit Agreement) or (ii) create, incur or permit to exist any Lien with respect to, any of the Investment Property or Proceeds thereof constituting Collateral, or any interest therein, except for the Liens created by this Agreement or Permitted Liens.

(c)           In the case of each Grantor which is an Issuer of Pledged Stock or Pledged LLC Interests, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.5.         Intellectual Property.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor will (i) continue to use each material Trademark owned by such Grantor (based upon such Grantor’s offering of products and/or services) on each and every trademark class of goods for which such Trademark is currently used, to the extent necessary in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain substantially the same standards of quality of products and services offered under such Trademark as are currently maintained, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (iv) not knowingly (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or materially destroyed, invalidated, harmed or impaired.

(b)           Such Grantor will not knowingly do any act, or knowingly omit to do any act, whereby it is reasonably foreseeable any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public for so long as such Patent is material to the business of such Grantor, except at the end of its statutory term.

(c)           Such Grantor will not knowingly do any act or knowingly omit to do any act whereby it is reasonably foreseeable that any material Copyright owned by Grantor may become invalidated or otherwise materially impaired or fall into the public domain for so long as such Copyright is material to the business of the Grantor, except at the end of its statutory term.

(d)           Except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor will not knowingly do any act that knowingly uses any material Intellectual Property owned by such Grantor to infringe the intellectual property rights of any other Person.

(e)           Such Grantor will notify the Administrative Agent and the other Secured Parties as soon as reasonably practicable (but in any event within thirty (30) days) if a Responsible Officer of such Grantor knows that any application or registration relating to any material Intellectual Property owned by such Grantor has or will become forfeited, abandoned or dedicated to the public (except at the end of its statutory term), or of any materially adverse determination (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same (other than office actions issued in the ordinary course of prosecution of any pending applications for patents or applications for registration of other Intellectual Property).

(f)            Whenever such Grantor, shall file an application for the registration of any Copyright, Patent or Trademark owned by such Grantor with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Administrative Agent concurrently with the delivery of the financial statements referred to in Section 6.1(a) or (b) of the Credit Agreement.  Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all reasonably necessary agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)           Such Grantor will take commercially reasonable steps to maintain each registration of the material Intellectual Property owned by such Grantor for so long as such Intellectual Property is material to the business of such Grantor, except as would not reasonably be expected to have a Material Adverse Effect, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)           In the event that, to the knowledge of a Responsible Officer of the Grantor, any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such material Intellectual Property and (ii) if such infringement, misappropriation or dilution would reasonably be expected to have a Material Adverse Effect, promptly notify the Administrative Agent after it learns thereof and, if appropriate, sue for infringement, misappropriation or dilution, seek injunctive relief where appropriate and seek to recover any and all damages for such infringement, misappropriation or dilution.

5.6.         Commercial Tort Claims.  If the Grantors or any of them shall at any time acquire a Commercial Tort Claim such Grantor(s) shall, within a reasonable period of time (but in any event no later than within 60 days thereof), notify the Administrative Agent in writing of the brief details thereof and shall grant to the Administrative Agent for the benefit of the Secured Parties a security interest therein and in the proceeds thereof, all on the terms of this Agreement, and in writing in form and substance reasonably satisfactory to the Administrative Agent.  This Section 5.6 shall apply only to Commercial Tort Claims (i) that are not claims against the Administrative Agent or any of the other Secured Parties in their capacities as such or as Administrative Agent or Secured Parties under the Loan Documents, and (ii) as to which the Grantor(s) holding any such claim has been advised by counsel engaged for the purpose of prosecuting such claim that such claim is reasonably likely to result in a judgment or negotiated settlement in excess of $2,500,000.  The Grantor(s) shall have sole control of all aspects of commercial tort claims that are subject to this Section 5.6 unless and until an Event of Default has occurred and is continuing, the Loan Document Obligations have been accelerated and the Administrative Agent has begun exercising rights with respect to other Collateral under this Agreement.

SECTION 6.         REMEDIAL PROVISIONS.

6.1.         Certain Matters Relating to Receivables.

(a)           Subject to applicable law and contractual rights, if any, in each case relating to confidentiality, at any time after the occurrence and during the continuance of an Event of Default, during any field examination permitted under the Credit Agreement, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor in the name of such Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications.

(b)           The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables (except in respect of any Receivable subject to Retained Rights to the extent not permitted by applicable law), and the Administrative Agent may, subject to Section 7.4, with the consent of the Required Lenders, or upon the request of the Required Lenders, the Administrative Agent shall, curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement.  Except as set forth in Section 6.1(c), at any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement, subject to Section 7.4, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, require any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent as collateral security for such Grantor’s Obligations, subject to withdrawal by the Administrative Agent for the account of the Secured Parties in payment of such Grantor’s Obligations only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           At any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement, the Administrative Agent may, subject to Section 7.4, with the consent of the Required Lenders, or upon the request of the Required Lenders, the Administrative Agent shall require that (1) any payments of Receivables (other than Receivables subject to Retained Rights) shall be directed by the applicable Grantor or the Administrative Agent to be sent directly to a lockbox address designated by the Administrative Agent and daily deposited into a lockbox account at the Administrative Agent under the sole dominion and control of the Administrative Agent, and (2) the applicable Grantor shall cause any payments of Government Receivables subject to Retained Rights, when collected by any Grantor, to be forthwith (and, in any event, within two Business Days) deposited by such Grantor into a separate deposit account (the “Government Receivables Account”) under the dominion and control of the Grantor, for which such Grantor shall have delivered a standing direction to the depository holding such applicable Government Receivables Account, directing it to sweep cash proceeds of such Receivables daily and to wire and deposit the same into the Collateral Account specified in Section 6.1(b) above, all to the extent not prohibited by applicable law.  It shall be an Event of Default under the Credit Agreement if any Grantor changes such standing direction.  Each such deposit of Proceeds of Receivables subject to Retained Rights deposited in the Government Receivables Account shall be accompanied by a report delivered to the Administrative Agent within two Business Days after the deposit thereof into the Government Receivables Account, identifying in reasonable detail the nature and source of the payments included in such deposit.

(d)           Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s reasonable request, each Grantor shall deliver to the Administrative Agent all copies of (or originals to the extent deemed necessary by the Administrative Agent) all material documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables of such Grantor, including, without limitation, copies of (or originals to the extent deemed necessary by the Administrative Agent)  all orders, invoices and shipping receipts.

6.2.         Communications with Obligors; Grantors Remain Liable.

(a)           Subject to applicable law and contractual rights, if any, in each case relating to confidentiality, at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent in its own name may at any time communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s reasonable satisfaction the existence, amount and terms of any Receivables or Contracts.

(b)           At any time after the occurrence and during the continuance of an Event of Default under Section 8(a) or (f) of the Credit Agreement, upon the request of the Administrative Agent, which request the Administrative Agent may make, subject to Section 7.4, with the consent of the Required Lenders, or shall make upon the request of the Required Lenders, each Grantor shall notify obligors on the Receivables (except where such Receivables are subject to Retained Rights) and parties to the Contracts that the Receivables and the Contracts have been assigned for security to the Administrative Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3.         Pledged Stock.

(a)           Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given three (3) Business Days’ prior written notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b) (which, for the avoidance of doubt, subject to Section 7.4, shall only be exercised with the consent or at the direction of the Required Lenders), each Grantor shall be permitted to receive all dividends and other distributions paid in respect of the Pledged Stock, all payments made in respect of the Pledged Notes and all distributions made in respect of the Pledged LLC Interests, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Investment Property.

(b)           To the extent permitted by applicable law, if an Event of Default shall occur and be continuing and the Administrative Agent shall have given three (3) Business Days’ prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent, subject to Section 7.4, with the consent of the Required Lenders may, or upon the request of the Required Lenders shall have the right to receive any and all cash dividends, payments, or other Proceeds paid in respect of the Investment Property (other than dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Administrative Agent or any other Secured Party), to hold the same as additional collateral security for and make application thereof to such Grantor’s Obligations in accordance with Section 6.5, and (ii) subject to Section 7.4, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, have the right to register any or all of the Investment Property constituting Collateral in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.  Upon the cure or waiver of all continuing Events of Default in accordance with the Credit Agreement, (a)(i) each Grantor shall have the right to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that it would be authorized to receive and retain pursuant to this Agreement absent an Event of Default (ii) the Administrative Agent shall deliver to the respective Grantor all cash and monies that such Grantor is entitled to retain pursuant to this Agreement which have not been applied to the repayment of the Obligations pursuant to and in accordance with this Agreement or the Credit Agreement and (b) each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to this Agreement absent an Event of Default and the Administrative Agent shall (at the expense of the Borrower) cause any Investment Property registered pursuant to clause (ii) of this Section 6.3(b) in the name of the Administrative Agent to be registered in the name of the original Grantor in which such Investment Property was registered prior to the Event of Default which has been cured or waived.

(c)           Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4.         Proceeds to be Turned Over To Administrative Agent.  In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, upon request of the Administrative Agent, subject to Section 7.4, with the consent of, or upon the request of, the Required Lenders, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form (except as any Receivable subject to Retained Rights not in exact form to the extent prohibited by applicable law, but only Proceeds in form to the extent not so prohibited) received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required).  All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all of such Grantor’s Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.  Upon the cure or waiver of all continuing Events of Default in accordance with the Credit Agreement, each Grantor shall have the right to receive the Proceeds that it would be authorized to receive and retain pursuant to this Agreement absent an Event of Default.

6.5.         Application of Proceeds.  At such intervals as may be agreed upon by the applicable Grantor and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, subject to Section 7.4, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, apply all or any part of Proceeds constituting Collateral held in the Collateral Account in payment of the Obligations in the following order: first, to all incurred and unpaid fees and reasonable expenses of the Administrative Agent or any other Secured Party with respect to the Credit Agreement, the other Loan Documents, any Specified Swap Agreement, any agreement related to Cash Management Obligations or the Collateral; second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the applicable Obligations, pro rata among the Secured Parties according to the amounts of the applicable Obligations then due and owing and remaining unpaid to the Secured Parties; and third, any balance of such Proceeds remaining after the Obligations (other than contingent obligations under general indemnification provisions as to which no claim is pending) shall have been paid in full, no Letters of Credit shall be outstanding (unless cash collateralized or subject to backstop letters of credit, in each case on terms satisfactory to the Issuing Bank) and the Commitments shall have terminated shall be paid over to the Borrower or whomsoever may be lawfully entitled to receive the same.  Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

6.6.         Code and Other Remedies.

(a)           If any Event of Default has occurred and is continuing, the Administrative Agent (subject to Section 7.4, at the direction of the Required Lenders), on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law (except in respect of any Receivable subject to Retained Rights to the extent not permitted by applicable law).  Without limiting the generality of the foregoing, the Administrative Agent (subject to Section 7.4, at the direction of the Required Lenders), without further demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below), to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent (subject to Section 7.4, at the direction of the Required Lenders) shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including reasonable and documented fees and disbursements of one counsel to all Secured Parties in the aggregate, to the payment in whole or in part of the Obligations, in such order as set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.

(b)           If at any time when the Administrative Agent shall determine to exercise its right to sell all or any part of the Pledged Stock pursuant to this Section, and if such Pledged Stock or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act or the securities laws of any state, the Administrative Agent is hereby expressly authorized to sell such Pledged Stock or such part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem commercially reasonable in order that such sale may legally be effected without such registration.  The Administrative Agent shall sell all or any part of the Pledged Stock at a price which the Administrative Agent deems commercially reasonable under the circumstances.

6.7.         Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay such Grantor’s Obligations.

SECTION 7.         THE ADMINISTRATIVE AGENT.

7.1.         Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a)           Until the termination of this Agreement or the release of such Grantor pursuant to Section 9.16, each Grantor hereby appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to (except any notice otherwise required herein or in the other Loan Documents) or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable (except where such Receivables are subject to Retained Rights) or Contract or with respect to, any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable (except where such Receivables are subject to Retained Rights) or Contract or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property owned by or licensed to the Grantor, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens (other than Permitted Liens) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Sections 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1) upon three (3) Business Days’ written notice to the applicable Grantor, direct any party liable for any payment under any of the Collateral (except in respect of any Receivable subject to Retained Rights) to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) upon three (3) Business Days’ prior written notice to the applicable Grantor, ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral (except in respect of any Receivable subject to Retained Rights); (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Grantors, assignments, verifications, notices and other documents in connection with any of the Collateral (except in respect of any Receivable subject to Retained Rights); (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral (except in respect of any Receivable subject to Retained Rights) or any portion thereof and to enforce any other right in respect of any Collateral (except in respect of any Receivable subject to Retained Rights); (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral (except in respect of any Receivable subject to Retained Rights) as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral (except in respect of any Receivable subject to Retained Rights) and the Administrative Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing and, subject to Section 7.4, the Required Lenders have consented to or requested that the Administrative Agent exercise such rights.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option during the existence of an Event of Default, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)           The reasonable, out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by such Grantor to the Administrative Agent in accordance with Section 10.5 of the Credit Agreement.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2.         Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers.  The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or material breach of this Agreement or any other Loan Document.

7.3.         Execution of Financing Statements.  Pursuant to the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement; provided, that the Administrative Agent shall provide the applicable Grantor (or the Borrower) with a photocopy of any such filings.  Each Grantor authorizes the Administrative Agent to use the collateral description “all assets of the Debtor” (as the term “Debtor” is defined in such financing statement) or words of similar effect.

7.4.         Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Notwithstanding anything herein or in any other Loan Document to the contrary, (i) no consent, direction or instructions of the Required Lenders shall be required in connection with the exercise by the Administrative Agent of any of its rights under Section 9.19 and (ii) in connection with any action requiring Required Lenders’ consent or direction hereunder or in any other Loan Document, if the Administrative Agent has asked the Required Lenders for instructions and the Required Lenders have not yet responded to such request, the Administrative Agent will be authorized but not required to take such actions with regard to the existence and continuance of any Event of Default which the Administrative Agent, in good faith, believes to be reasonably required to protect the interests of the Secured Parties in and to preserve the value of, in each case, the Collateral; provided that once instructions from the Required Lenders have been received by the Administrative Agent, the actions of the Administrative Agent will be governed thereby; provided further that nothing in clause (ii) shall permit the Administrative Agent to exercise the voting or other consensual rights, proxy or power in respect of any Pledged Equity or become the registered owner of the Pledged Equity without actually receiving the consent of the Required Lenders.  In furtherance of the foregoing provisions of this Section 7.4, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 7.4.

SECTION 8.         INDEMNITY, SUBROGATION AND SUBORDINATION.

8.1.         Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), the Borrower agrees that (a) in the event a payment of any Secured Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the fair value of the assets so sold.

8.2.         Contribution and Subrogation.  Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 8.3) that, to the extent any other Guarantor hereunder shall have paid (or shall be deemed to have paid, as a result of a sale of the Collateral owned by it in accordance with Sections 5.01 or 5.03 herein) more than its proportionate share of any payment hereunder in respect of any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 8.1, the Claiming Party shall be entitled to seek and receive contribution from the Contributing Parties which have not paid their respective share of such payment.  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Party under Section 8.1 to the extent of such payment.

8.3.         Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or right of exercise of subrogation under applicable law or otherwise shall be fully subordinated to the payment in full of the Secured Obligations (other than contingent indemnification obligations not then due).  No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its Obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the Obligations of such Guarantor or Grantor hereunder.

SECTION 9.         MISCELLANEOUS.

9.1.         Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

9.2.         Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement and shall be addressed to such Grantor, c/o the Borrower’s address set forth in the Credit Agreement; provided that any communication or notice hereunder from the Administrative Agent to any Loan Party upon the occurrence and during the continuation of an Event of Default may be given by telephone if promptly confirmed in writing.

9.3.         No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such

Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4.         Enforcement Expenses; Indemnification.

(a)           Each Guarantor and Grantor agrees to pay or reimburse and indemnify each Lender, the Administrative Agent and the other Indemnitees to the extent the Borrower would be required to do so under Section 10.5 of the Credit Agreement.

(b)           The agreements in this Section 9.4 shall survive repayment of each of the Borrower’s and the Guarantor’s Obligations and all other amounts payable under the Loan Documents.

9.5.         Successors and Assigns.  This Agreement shall be binding upon the permitted successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

9.6.         Set-Off.  Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time after the occurrence and during the continuance of an Event of Default, to exercise its right of set-off in accordance with Section 10.7 of the Credit Agreement without prior notice to such Grantor, any such notice being expressly waived by such Grantor to the extent permitted by applicable law.

9.7.         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or .PDF), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8.         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.9.         Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10.       Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.       Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, at its address referred to in Section 9.2 or at such other address of which the Administrative Agent or the applicable Grantor (as the case may be) shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent, not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13.       Acknowledgments.  Each Grantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)           neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of guarantor and lender; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

9.14.       Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9(c) of the Credit Agreement shall become a Guarantor and Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

9.15.       Authorization to Release Guarantees and Liens.  Notwithstanding anything to the contrary contained herein, the Administrative Agent is hereby irrevocably authorized (without requirement of notice to or consent of any other Secured Party except as expressly required by Section 10.1 of the Credit Agreement) to take any action requested by the Grantors having the effect of releasing any Guarantor, Collateral or Secured Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 of the Credit Agreement.

9.16.       Termination or Release.

(a)           At such time as the Loans and the other Obligations (other than obligations under or in respect of Specified Swap Agreements, Cash Management Obligations and contingent indemnification obligations for which no claim is pending), shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (unless cash collateralized or subject to other arrangements reasonably acceptable to the Issuing Bank and the Administrative Agent), the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.

(b)           A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower, ceases to be required to be a Loan Party pursuant to the terms of the Loan Documents or is designated as an Unrestricted Subsidiary or becomes an Excluded Subsidiary in accordance with the Credit Agreement.  The security interest in the Pledged Stock of any Subsidiary Guarantor shall be automatically released if, in accordance with the Credit Agreement, such Subsidiary Guarantor is designated an Unrestricted Subsidiary or such Pledged Stock becomes Excluded Property in accordance with the Credit Agreement.

(c)           Upon any sale or other transfer or disposal (including wind-up or dissolution) by any Grantor of any Collateral that is permitted under the Credit Agreement to a Person that is not a Grantor (including, without limitation, any fundamental change permitted under Section 7.4 of the Credit Agreement or a Subsidiary becoming an Excluded Subsidiary), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released from the Liens created hereby, all without delivery of any instrument or performance of any act by any party.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all releases or other documents that such Grantor shall reasonably request to evidence such termination or release and assign, transfer and deliver to such Grantor such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Administrative Agent or the other Secured Parties and has not theretofore been released pursuant to this Agreement.  Any execution and delivery of documents pursuant to this Section 9.16 shall be without recourse to or warranty by the Administrative Agent.

9.17.       WAIVER OF JURY TRIAL.  EACH GUARANTOR AND GRANTOR AND, BY THEIR ACCEPTANCE HEREOF, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18.       Subject to Intercreditor Agreement.  Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement and this Agreement, as applicable, are expressly subject to the First Lien Intercreditor Agreement, Junior Lien Credit Agreement and any other intercreditor agreement entered into pursuant to the Credit Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the Credit Agreement is subject to the limitations and provisions of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the Credit Agreement. In the event of any conflict between the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other such intercreditor and terms of this Agreement, the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement or such other intercreditor agreement, as applicable, shall govern.

9.19.       Administrative Agent and Collateral Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any bankruptcy or insolvency law or any other judicial proceeding relative to any Grantor, the Administrative Agent (irrespective of whether the principal of any Loan or Revolving L/C Exposure shall then be due and payable and irrespective of whether the Administrative Agent have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Loans, Revolving L/C Exposures and all other Obligations, in each case, that are owing and unpaid by such Grantor and to file such other documents as may be necessary or advisable in order to have such claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under the Credit Agreement which are payable by such Grantor) allowed in such judicial proceeding;

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent, to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent (and Lenders and Issuing Lender, as applicable) any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Credit Agreement in each case reimbursable or payable by such Grantor.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Security Agreement to be duly executed and delivered under seal as of the date first above written.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ Richard Lewis
Name:	Richard Lewis
Title:	Vice President

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Richard Lewis
Name:	Richard Lewis
Title:	Vice President

21C EAST FLORIDA, LLC
21ST CENTURY ONCOLOGY, LLC
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF ALABAMA, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND LLC
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY OF WASHINGTON, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC
AHLC, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.
ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.

[Signature Page Guarantee and Security Agreement]

ASHEVILLE CC, LLC
ATLANTIC UROLOGY CLINICS, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC
CAROLINA REGIONAL CANCER CENTER, LLC
DERM-RAD INVESTMENT COMPANY, LLC
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
GETTYSBURG RADIATION, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
JACKSONVILLE RADIATION THERAPY SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
PHOENIX MANAGEMENT COMPANY, LLC
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.

[Signature Page Guarantee and Security Agreement]

RADIATION THERAPY SERVICES INTERNATIONAL, INC.
RVCC, LLC
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
U.S. CANCER CARE, INC.
USCC FLORIDA ACQUISITION, LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.

By:	/s/ Richard Lewis
Name:	Richard Lewis
Title:	Treasurer

CAREPOINT HEALTH SOLUTIONS, LLC

By:	/s/ Frank English
Name:	Frank English
Title:	Treasurer

PALMS WEST RADIATION THERAPY, L.L.C.
21st Century Oncology, LLC, its Sole member

By:	/s/ Richard Lewis
Name:	Richard Lewis
Title:	Treasurer

[Signature Page Guarantee and Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:	/s/ Nehal Abdel Hakim
Name: Nehal Abdel Hakim
Title: Authorized Signatory

[Signature Page Guarantee and Security Agreement]

Annex I to
Guarantee and Security Agreement

ASSUMPTION AGREEMENT, dated as of                                   ,             , made by                                 , a                        corporation (the “Additional Grantor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC. as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, 21ST CENTURY ONCOLOGY, INC. (the “Borrower”), the Lenders, the Administrative Agent and others have entered into a Credit Agreement, dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of the Borrower’s affiliates (other than the Additional Grantor) have entered into the Guarantee and Security Agreement, dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Security Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Security Agreement;

NOW, THEREFORE, IT IS AGREED

1.             Guarantee and Security Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Security Agreement, hereby becomes a party to the Guarantee and Security Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder.  As security for the Obligations (as defined in the Guarantee and Security Agreement), the Additional Grantor hereby grants a security interest in all of the Collateral (as defined in the Guarantee and Security Agreement) to the Administrative Agent.  The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Security Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Security Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.             Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered under seal as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex 1-A to
Assumption Agreement

Supplement to Schedule A — Investment Property

Supplement to Schedule B — Perfection Information

Supplement to Schedule C — Jurisdictions of Organization
and Chief Executive Office

Supplement to Schedule D — Intellectual Property

Supplement to Schedule E — Commercial Tort Claims